EXHIBIT (h)(2)(b)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (this “Amendment”) effective as of December 20, 2024 is made to the Transfer Agency and Service Agreement dated as of July 1, 2019 (the “Agreement”) by and between the Calvert Funds, each of the entities individually and not jointly, as listed on Schedule A of the Agreement (collectively, the “Funds” and individually, the “Fund”), and SS&C GIDS, Inc. (successor in interest to DST Asset Manager Solutions, Inc., the “Transfer Agent”).

WHEREAS, the Funds and Transfer Agent are parties to the Agreement;

WHEREAS, pursuant to Section 15.1 of the Agreement, the parties desire to amend the agreement as set forth below.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, the parties hereby agree as follow(s):

1.The below shall be included as a new Section 10.8:

10.8  Identity Theft.

(a) Transfer Agent shall meet the requirements under the Regulations by complying with Compliance +, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which is available at the Fund’s request. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost shareholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding fund assets and securities.  Transfer Agent reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. Transfer Agent shall provide you with written notice of any such changes.   For purposes of this paragraph, the Regulations shall mean certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, Securities Act of 1933, Securities and Exchange Act of 1934, and Investment Company Act of 1940, including, inter alia, Rule 38a-1, and the Red Flags Regulations implementing Section 114 of the Fair and Accurate Credit  Transactions Act of 2003 (FACT Act”) that focus on certain business processes that represent key activities of the transfer agent/service provider function.

(b) Transfer Agent shall (i) perform the procedures set forth in the Compliance + Program, as amended by Transfer Agent from time to time, which pertain to Transfer Agent’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

2.Effect on Agreement.  Except to the extent modified or amended by this Amendment, all terms and provisions of the Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

3.Counterparts. This Amendment may executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

Each of the Entities, Individually and

not jointly, as listed on Schedule A

By:	/s/ James Kirchner

Name: James Kirchner

Title: Vice President

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

SS&C GIDS, Inc.

By:	/s/ Nicholas Wright

Name: Nicholas Wright

Title: Authorized Signatory